EXHIBIT 11

                     DATA TRANSMISSION NETWORK CORPORATION

                     COMPUTATION OF INCOME (LOSS) PER SHARE



                                               Years Ended December 31,
                                      -----------------------------------------
                                          1994           1993          1992
                                      ------------   -----------   ------------
Primary

Computation of income per common
 and common equivalent share:
 Net income (loss)                    $(1,602,738)   $   663,831   $ 1,351,352
                                      ===========    ===========   ===========

 Average shares outstanding             3,253,400      3,195,534     3,299,450

 Add shares applicable to stock
   options and warrants (1)                  --           91,040        30,109

 Add shares applicable to stock
  options & warrants prior to
  conversion,  using average market
  price prior to conversion (1)              --              276         5,218
                                      -----------    -----------   -----------

Total shares                            3,253,400      3,286,850     3,334,777
                                       ===========    ===========   ===========

Per common share:
 Net income (loss) (1)                $     (0.49)   $      0.20   $      0.41
                                      ===========    ===========   ===========

(1)   Shares  applicable to warrants and stock options are  antidilutive for the
      period  ended   December  31,  1994,  and  thus,  are  excluded  from  the calculation of net loss per common share.



















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
                                                               EXHIBIT 11 - Pg 2


                       DATA TRANSMISSION NETWORK CORPORATION


                       COMPUTATION OF INCOME (LOSS) PER SHARE

                                                    Years Ended December 31,
                                            ----------------------------------------
                                               1994            1993         1992
                                            ------------   -----------   -----------
Fully Dilutive

Computation of income per common
 and common equivalent share:
 Net income (loss)                          $(1,602,738)   $   663,831   $ 1,351,352
                                            ===========    ===========   ===========

 Average shares outstanding                   3,253,400      3,195,534     3,299,450

 Add share applicable to stock
  options & warrants (1)                           --          185,515        44,177

 Add shares applicable to stock options
  and warrants prior to conversion, using
  market price prior to conversion (1)             --            1,048         5,324
                                            -----------    -----------   -----------

Total shares                                  3,253,400      3,382,097     3,348,951
                                            ===========    ===========   ===========

Per common share:
 Net income/(loss)                          $     (0.49)   $      0.20   $      0.40
                                            ===========    ===========   ===========

(1)   Shares  applicable to warrants and stock options are  antidilutive for the
      period  ended   December  31,  1994,  and  thus,  are  excluded  from  the calculation of net loss per common share.






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